Exhibit 10.1

EXECUTION COPY

Option Grant Agreement

     This Option Grant Agreement (the “Agreement”) is entered into this 29th day of June, 2005, by and between, American Real Estate Partners, L.P., a Delaware master limited partnership (together, with its successors, the “Partnership”), and Keith A. Meister (the “Optionee”), effective as of June 29, 2005 (the “Grant Date”).

     In consideration of the premises, mutual covenants and agreements herein, the Partnership and the Optionee agree as follows:

     1. Grant of Option. The Partnership hereby grants to the Optionee an option to purchase from the Partnership, at a price of $35.00 per unit (the “Exercise Price”), up to 700,000 depositary (common) units of the type of units currently listed on the New York Stock Exchange representing limited partnership interests of the Partnership (the “Units”), subject to the provisions of this Agreement (each an “Option,” collectively the “Options”).

     2. Vesting.

          (a) In General. All of the Options are nonvested and forfeitable as of the Grant Date. Subject to the Optionee’s continued employment with the Partnership or American Property Investors, Inc. (together, with its successors, the “General Partner”), Options with respect to 100,000 Units will vest on each of the first seven anniversaries of the Grant Date.

          (b) Acceleration of Vesting. Notwithstanding Section (a), all Options that have not been previously forfeited or expired shall become fully vested and nonforfeitable upon the earliest to occur of the following: (I) the occurrence of a Change in Control (as defined in Appendix A), vesting to occur immediately before such Change in Control, or (II) termination by the General Partner or the Partnership of the Optionee’s employment with the Partnership or General Partner without Cause.

     For purposes of this Agreement, Cause shall mean: (i) willful failure to carry out the instructions of the Board of Directors of the General Partner or the Partnership (other than any such failure resulting from incapacity due to a physical or mental illness or disability) which failure continues for more than 48 hours after a written demand for performance is delivered to Optionee by the General Partner or Partnership; (ii) substance abuse which materially affects Optionee’s ability to discharge his duties; (iii) conviction of a crime (other than traffic violations or similarly minor infractions of law) or being charged with a felony; (iv) federal or state criminal indictment for securities law violation; (v) commission of a fraudulent act that affects the Partnership, General Partner or any of their respective subsidiaries; (vi) breach of any of the terms of an applicable written employment agreement between the Optionee and the General Partner or the Partnership resulting in the termination of such agreement or the Optionee’s employment thereunder for “Cause” as defined in such agreement; (vii) willful disclosure, not required by any law or court order, of any material inside information of the Partnership, General Partner or any of their respective subsidiaries, to persons not authorized to know the same; or (viii) any act by the Optionee not authorized by the Partnership or the General Partner which causes any gaming authorities, having jurisdiction over the Partnership or any of its affiliates, to seek any redress or remedy against Optionee, the Partnership or its affiliates.

          (c) Cessation of Employment or Other Service Relationship. Except as provided in Section 2(b)(II), all unvested Options terminate immediately upon the cessation of the Optionee’s employment with the Partnership or the General Partner.

          (d) Other Activities. The Parties acknowledge that the Optionee provides services to other entities affiliated with Mr. Icahn and such performance of services does not violate the terms of this Agreement or constitute Cause.

     3. Term of Options. The Options to purchase the 100,000 Units that vest on each of the first six anniversaries of the Grant Date will expire at 5:00 p.m. Eastern Time on the last business day preceding the seventh anniversary of the Grant Date and the Options to purchase the 100,000 Units that vest on the seventh anniversary of the Grant Date will expire at 5:00 p.m. Eastern Time on the last business day preceding the eighth anniversary of the Grant Date (each such business day prior to an anniversary of the Grant Date, an “Expiration Date”).

     4. Exercise of Vested Options.

          (a) Right to Exercise. The Optionee may exercise a vested Option at any time on or before the relevant Expiration Date, provided he is then in the employment of the Partnership or the General Partner.

          (b) Exercise Period Following Termination of Employment or Other Service Relationship. Upon cessation of the Optionee’s employment with the Partnership or General Partner the vested Options shall terminate upon the earlier of (1) the 180th day following such cessation or (2) the relevant Expiration Date.

          (c) Exercise Procedure. In order to exercise the Options, the following items must be delivered to the Secretary of the General Partner (i) an exercise notice in the form attached hereto as Appendix B, (ii) full payment of the Exercise Price for such Units, and (iii) an executed copy of any other agreements or documents reasonably required by the General Partner or the Partnership. An exercise will not be effective until all of the foregoing items are received by Secretary of the General Partner.

          (d) Method of Payment. Payment of the Exercise Price may be made at the election of the Optionee (i) by delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Partnership in its discretion, (ii) by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Partnership, or (iii) by a cashless exercise for purposes of Section 20 of this Agreement, or (iv) a combination of the foregoing.

          (e) Issuance of Units. Upon exercise of the Options in accordance with the terms of this Agreement, the Partnership will issue to the Optionee or to the brokerage firm specified in the Optionee’s delivery instructions pursuant to a broker-assisted cashless exercise, as the case may be, the number of Units so paid for, in the form of fully paid and nonassessable Depositary Units representing limited partner interests of the Partnership.

     5. Tax Withholding. The Partnership or General Partner shall have the right to deduct from the Optionee’s compensation or any other payment of any kind (including by withholding the issuance of Units) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant, vesting, or exercise of the Options in whole or in part; provided, however, that the value of the Units withheld may not exceed the statutory minimum withholding amount required by law; provided further that the Optionee may direct the Partnership to withhold from Units issuable in respect of the Options the number of Units with an aggregate Fair Market Value as of the date of withholding equal to the statutory minimum withholding amount required by law.

     For purposes of this Agreement, Fair Market Value means, with respect to a Unit for any purpose on a particular date, (A) if Units are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, the average, for the 30-day period preceding such date, of: (i) the closing price quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market, as applicable; (ii) the last sale price quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc.; or (iv) if Units are not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Units, and (B) if there are not any quoted bid and asked prices, the value as determined in good faith by the Board of Directors of the General Partner (the “Board”).

     6. Adjustments for Transactions and Other Events. In the event that the Partnership engages in:

(a)	a split or combination of Units (whether by dividend of Units or otherwise);

(b)	an Excess Dividend; or

(c)	an issuance of Units of the Partnership or securities convertible into or exchangeable for Units of the Partnership, to Mr. Carl C. Icahn or his affiliates, at a price per Unit less than Partners’ equity per Unit. (For purposes of calculating Partners’ equity per Unit, (1) Partners’ equity shall be Partners’ equity as stated in the Partnership’s consolidated financial statements, prepared in accordance with generally accepted accounting principles, as of the last day of the most recently completed quarterly financial period of the Partnership prior to the authorization by the Board of Directors of the General Partner or any committee thereof of the issuance of the Units or convertible or exchangeable securities to Mr. Icahn or his affiliates and (2) Partners’ equity per Unit shall be determined by multiplying Partners’ equity (as determined in accordance with (1)) by 98.01% (or, if different, the percentage of Partners’ equity attributable, as of the last day of such most recently completed quarterly period, to all limited partnership interests), and dividing the result so obtained by the number of outstanding Units as of the last day of such most recently completed quarterly period),

then the Board shall, in its reasonable discretion and without the consent of the Optionee, make such adjustments and modifications to the Options and the terms of this Agreement, including but not limited to the number or kind of interests covered by the Options, the Exercise Price, or the manner in which the Options are to be exercised, as the Board reasonably determines to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits provided in respect of Options under this Agreement.

     The Board is also authorized to make (but shall have no obligation or duty to make), in its reasonable discretion and without the consent of the Optionee, adjustments in the Options and the terms of this Agreement in recognition of (i) unusual or nonrecurring events affecting the Partnership, or the financial statements of the Partnership or any affiliate, or (ii) changes in applicable laws, regulations, or accounting principles, whenever the Board determines in its reasonable discretion that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits provided in respect of Options under this Agreement. For example, for reasons of illustration and without limiting the authority of the Board, among other things, in the event that the Partnership is to be combined, by merger or otherwise, with any other entity, the Board may elect to cause the Options to: (i) accelerate, vest and become fully exercisable immediately prior to any such event, and to terminate and be cancelled at the time of the closing of any such transaction if not exercised prior thereto; (ii) be cancelled in exchange for a payment in cash in an amount equal to the inherent value of the Options based upon the values attributed to the Partnership in such transaction, as determined in the reasonable discretion of the Board; or (iii) be assumed by the surviving entity and to thereafter be exercisable (subject to the vesting and other terms set forth herein) for the type of consideration received in such transaction by a holder of the Units.

     For the purposes of this Agreement, the term Excess Dividend shall mean the amount, if any, by which the aggregate dividends, paid to holders of Units from and after January 1, 2005, in either cash or other property (valued at fair market value as determined by the Board, in its reasonable discretion) exceeds the Available Amount. For purposes of this Agreement, Available Amount shall mean an amount, as reasonably estimated by the Board, equal to the combined federal, state and local income and franchise taxes, including estimated taxes, that would be paid by the Partnership on the aggregate income of the Partnership for all periods from and after January 1, 2005, if the Partnership were a corporation organized in Delaware having its sole place of business, in New York City, which files a separate tax return (together with its consolidated subsidiaries).

     7. The Partnership’s Rights. The existence of the Options shall not affect in any way the right or power of the Partnership or its partners to engage in any act or activity including without limitation, making or authorizing any or all adjustments, recapitalizations, reorganizations or other changes in the Partnership’s capital structure or its business, or any merger or consolidation of the Partnership, or any issue of Units, limited partner interests, general partner interests, notes, debentures, preferred or other interests with preference ahead of or convertible into, options, warrants or subscription rights or otherwise affecting the Options or the Units or the rights thereof, or the dissolution or liquidation of the Partnership, or any sale or transfer of all or any part of the Partnership’s assets or business, or any other partnership act or proceeding, whether of a similar character or otherwise.

     8. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Partnership or General Partner, or addressed to the Partnership for the attention of the Secretary of the General Partner at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

     9. Investment Representation. If at any time the Partnership determines that the delivery of Units under this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or federal or state securities laws, the right to exercise the Options or receive Units pursuant to the Options or exercise of any particular right hereunder shall be suspended until the Partnership determines that such delivery is lawful. The Partnership may require that the Optionee, as a condition to exercise of the Option, and as a condition to the delivery of any Units, make such written representations (including representations to the effect that such person will not dispose of the Units so acquired in violation of federal or state securities laws) and furnish such information as may, in the opinion of counsel for the Partnership, be appropriate to permit the Partnership to issue the Units in compliance with applicable federal and state securities laws.

     10. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options granted hereunder shall be void and ineffective for all purposes.

     11. Partnership’s Authority. The Partnership shall have full power and authority to interpret and construe this Agreement and to take all actions necessary to administer and to otherwise carry out the purpose and intent of this Agreement. All actions taken and determinations made by the Partnership on all matters relating to this Agreement shall be in the Partnership’s sole and absolute discretion and shall be conclusive and binding on all parties concerned.

     12. Amendment. This Agreement may be amended from time to time in a written document signed by each of the parties hereto.

     13. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Partnership relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of Delaware without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include courts in

Delaware, and the Optionee hereby agrees and submits to the personal jurisdiction and venue thereof.

     14. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     15. Options Conditioned Upon Unit Holder Approval. This Agreement and the Options are conditioned upon and subject to approval thereof by a vote of the depositary unit holders in accordance with rules of the New York Stock Exchange. In the event such approval is not obtained by December 31 of the year of the Grant Date, this Agreement and the Options shall be null and void.

     16. Non-Guarantee of Employment or Other Service Relationship. Nothing in this Agreement shall alter the Optionee’s at-will or other employment status with the Partnership or the General Partner, nor be construed as a contract of employment or other service relationship between the Partnership or the General Partner and the Optionee, or as a contractual right of the Optionee to continue in the employ of, or in a service relationship with (or to occupy any particular position with, or receive any particular benefit or compensation from the Partnership, and any change thereof shall not be deemed to constitute a termination of employment hereunder) the Partnership or the General Partner for any period of time, or as a limitation of the right of the Partnership or the General Partner to discharge the Optionee at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Units.

     17. No Rights as a Holder of a Unit. The Optionee will not have any of the rights of a holder of a Unit until such Units have been issued to him upon the due exercise of the Options.

     18. Registration of Units. The Options and the Units issuable in connection with the exercise of the Options shall be registered on a Form S-8 registration statement which also cover the resale of such Units.

     19. Nontransferability of Options. The Options are nontransferable and may be exercised only by Optionee except that (a) upon the death of the Optionee, vested Options may be transferred by will or the laws of descent and distribution or (b) if the Optionee is under a legal disability, the vested Options may be transferred to the Optionee’s guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

     20. Units No Longer Publicly Traded. In the event that the Units are no longer publicly traded, the Optionee may exercise the vested Options on a cashless basis, in which event the Optionee will be paid with respect to each Unit for which the Option is exercised the amount by which the Fair Market Value of the Unit, on the date of exercise exceeds, the Exercise Price.

     IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed this 29th day of June, 2005.

American Real Estate Partners, L.P.

By:	American Property Investors, Inc., its general partner

/s/ Jon F. Weber By: Jon F. Weber
Its: President

     The undersigned hereby acknowledges that he has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

WITNESS	OPTIONEE

/s/ Jesse Lynn Jesse Lynn	/s/ Keith A. Meister Keith A. Meister

Date: June 29, 2005

Appendix A

     For purposes of the Agreement, “Change in Control” means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Partnership, measured by voting power rather than number of shares.

For purposes of the definition of Change in Control, the following capitalized terms will have the following meaning:

     ”Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

     “Person” means any individual, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Partnership or by entities controlled by the Partnership.

     “Related Parties” means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person under clause (1); (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Partnership for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any corporation, partnership, limited liability Partnership, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1), (2), (3) or (4) and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in the Partnership or to which such beneficial interest passes pursuant to such person’s will.

     ”Voting Stock” means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.

Appendix B

AMERICAN REAL ESTATE PARTNERS, L.P.
OPTION GRANT AGREEMENT EXERCISE FORM

TO:	Secretary of American Real Estate Partners, L.P.

FROM:

I hereby irrevocably exercise my option to purchase depositary (common) units representing limited partner interests of American Real Estate Partners, L.P. subject to all the terms and provisions of the Option Grant Agreement as follows:

Date of Option Grant:

Date(s) of Vesting of Option:

Exercise Price: $35.00 per unit

Number of Units to be Purchased:

Total Exercise Price Enclosed: $

     Units should be registered as follows:

☐	In Optionee’s name or the name of another individual:

Name(s)

Address

Social Security Number:

☐	In the name of Optionee’s broker

Full payment of the aggregate option exercise price pursuant to Sections 4(c) and (d) of the Option Grant Agreement is enclosed as follows:

☐(i)	Cash, certified or cashier’s check, money order or other cash equivalent in the amount of $ , (number of Units being exercised x grant price per unit)

☐(ii)	Broker-assisted cashless exercise pursuant to Federal Reserve Regulation T in the amount of $ (broker is hereby authorized to make such payment directly to American Real Estate Partners, L.P. )

Contact Information for Broker:

Name

Address

Telephone:

Any broker-assisted cashless exercise must be in accordance with Federal Reserve Regulation T.

Optionee’s Signature

Date: